Exhibit 5.1

June 18, 2020

Repare Therapeutics Inc.

7210 Frederick-Banting Street, Suite 100

Saint-Laurent, Québec

H4S 2A1

Dear Sirs/Mesdames:

Re: Repare Therapeutics Inc.—Registration Statement on Form S-1

We have acted as Canadian counsel to Repare Therapeutics Inc. (the “Corporation”), a corporation governed on the date of this opinion by the Canada Business Corporations Act, in connection with the filing on June 18, 2020 of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), relating to an underwritten public offering of 1,000,000 common shares of the Corporation (and up to an additional 150,000 common shares of the Corporation issuable upon exercise of an option granted by the Corporation to purchase additional common shares of the Corporation) (collectively, the “Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-238822) filed on June 17, 2020 with the SEC under the Securities Act, which was declared effective on June 18, 2020 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

We have examined the Registration Statement, the Prior Registration Statement, the Prospectus and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Corporation.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Québec and this opinion is rendered solely with respect to the Province of Québec and the federal laws of Canada applicable in the Province of Québec. This opinion is expressed with respect to the laws in effect on the date of this opinion and we do not accept any responsibility to take into account or inform the addressee, or any other person authorized to rely on this opinion, of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Shares shall have been issued and sold pursuant to the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

Where this opinion refers to any of the Shares as being issued as being “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid or provided.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

Yours very truly,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP